Exhibit 99.1

DexCom, Inc. Reports Preliminary Third Quarter Revenues

SAN DIEGO, October 14, 2015 —(BUSINESS WIRE) — DexCom, Inc. (Nasdaq: DXCM) today reported preliminary unaudited revenues of approximately $105 million for the quarter ended September 30, 2015, an increase of $36 million, or 52%, year over year. Dexcom’s third quarter 2015 revenues are preliminary and subject to adjustment as the Company evaluates the impact of any revenue deferral related to the upgrade programs announced in connection with the Company’s G5 Mobile launch.

“Our third quarter revenues again exceeded our expectations and we couldn’t be more pleased with the performance of our organization,” said Kevin Sayer, Dexcom’s President and Chief Executive Officer. “Demand for our G5 Mobile system has been overwhelming and our pipeline of new patient opportunities is larger than it has ever been. We have worked diligently to fulfill demand by new patients, we have commenced shipping upgrades to existing patients and we expect to complete the upgrade cycle before the end of 2015. There has been some noise in the marketplace recently suggesting that certain payers are seeking to delay payment for CGM, and while we have always stated that payers can be challenging from time to time, we could not deliver a record quarter in terms of revenues without meaningful contribution from all major payers.”

Conference Call

Management will hold a conference call as previously scheduled on November 4, 2015 starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com by navigating to “Our Company,” then “Investor Relations,” and then “Events and Webcasts,” and will be archived for future reference. To listen to the conference call, please dial (888) 771-4371 (US/Canada) or (847) 585-4405 (International) and use the confirmation number “40455195” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. This press release contains forward-looking statements that are not purely historical regarding DexCom’s or its management’s intentions, beliefs, expectations and strategies for the future, including those relating to revenues for the third quarter, product demand, product shipment and completion of the upgrade cycle, and business performance for the year-to-date. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company’s current expectations. Numerous risks and uncertainties could cause actual results to differ materially, including a lack of acceptance in the marketplace by physicians and people with diabetes, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of people with diabetes to receive reimbursement from third-party payors and inadequate financial and other resources. These risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ended June 30, 2015, as filed with the Securities and Exchange Commission on August 5, 2015. All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to DexCom, and DexCom assumes no obligation to update any such forward-looking statement or reasons why results might differ.

DexCom, Inc.

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

(858) 200-0200